Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

                We consent to the incorporation by reference in this Registration Statement of KFx Inc. on Form S-3 of our report dated March 15, 2004, with respect to the consolidated financial statements of KFx Inc. appearing in the Annual Report on Form 10-K for the year ended December 31, 2003 (which includes an unqualified opinion and includes explanatory paragraphs referring to the reporting of discontinued operations and the change in method of accounting for goodwill and other intangible assets), and to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado
December 15, 2004